Exhibit 99.1

For more information contact:
Roger E. Gower, President/C.E.O.
(651) 697-4000
Michelle Sprunck, Investor Relations
(651) 697-4026

2007 SALES TO DATE UP 17% OVER 2006

STRONG BOOKINGS

St. Paul, Minnesota. (November 13, 2007) — Micro Component Technology, Inc. (OTC Bulletin Board: MCTI) today reported results for its third quarter ended September 29, 2007.  Net sales for the third quarter of 2007, at $3.6 million, increased 9% over the third quarter of 2006.  Net loss was $390,000, or $0.01 per share in the third quarter of 2007, compared to a net loss of $1,879,000 in the third quarter of 2006.

Net sales for the nine-months ended September 29, 2007 were $10.9 million, an increase of 17% from net sales of $9.3 million in the prior year.  The net loss for the nine-month period of 2007 was $0.8 million, or $0.02 per share, compared to a net loss of $3.0 million, or $0.10 per share in the prior year.

MCT’s President, Chairman and Chief Executive Officer, Roger E. Gower, commented, “Our third quarter revenue continued to demonstrate the sales strength that was experienced in the first two quarters of 2007, resulting in a 17% increase in sales over the first nine months of 2006.  In addition, the outstanding sales performance this quarter evidenced itself in (1) the strong concentration of our new products (introduced in last 18 months) which totaled 68% of our total system sales and (2) the diversity of our customer base in which no single customer represented over 35% of our total sales in the third quarter.  Lastly, it should be noted that within the loss of $390,000 experienced in the third quarter, was $306,000 of non cash expense for amortization of warrant discounts and debt issue costs associated with restructuring of our loan agreements.  EBITDA remained positive at over $230,000 in the third quarter and over $875,000 for the nine months of 2007,” concluded Gower.

MCT is a leading manufacturer of test handling and automation solutions satisfying the complete range of handling requirements of the global semiconductor industry.  MCT has recently introduced several new products under its Smart Solutions™ line of automation products, including Tapestry®, SmartMark™, SmartSort™, and SmartTrak™, which are designed to automate the back-end of the semiconductor manufacturing process.  MCT believes it has the largest installed IC test handler base of any manufacturer, with over 11,000 units worldwide.

MCT, Inc. (Third Quarter 2007) - Page Two

MCT is headquartered in St. Paul, Minnesota, with its core manufacturing operation in Penang, Malaysia.  MCT is traded on the OTC Bulletin Board under the symbol MCTI.

For more information on the Company, visit its web site at http://www.mct.com

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, the impact on cash and results of operations from a flattening or renewed downturn in the semiconductor capital equipment market, the need for additional financing, and the other factors detailed from time to time in the Company’s SEC reports, including but not limited to the discussion in the Risk Factors and Management’s Discussion  &  Analysis included in Form 10-K for the year ended December 31, 2006,  first quarter ending March 31, 2007 and second quarter June 30, 2007.

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MCT, Inc. (Third Quarter 2007) - Page Three

Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	Sep 29,	Sep 30,	Sep 29,	Sep 30,
	2007	2006	2007	2006

Net sales	$3,567	$3,279	$10,904	$9,330
Cost of sales	1,858	1,770	5,337	4,570

Gross profit	1,709	1,509	5,567	4,760
Gross margin	47.9%	46.0%	51.0%	51.0%

Selling, general and administrative	1,079	1,074	3,305	3,058
Research and development cost	437	487	1,421	1,530
Restructuring charge	—	—	137	—
Total operating expenses	1,516	1,561	4,863	4,588

Operating income (loss)	193	(52)	704	172

Interest, net	(296)	(313)	(854)	(906)
Amortization of warrant discounts and other	(287)	(1,514)	(679)	(2,221)

Net income (loss)	$(390)	$(1,879)	$(829)	$(2,955)

Net income (loss) per share:
Basic	$(0.01)	$(0.06)	$(0.02)	$(0.10)
Diluted	$(0.01)	$(0.06)	$(0.02)	$(0.10)

Weighted average shares outstanding:
Basic	37,290	31,141	36,874	28,619
Diluted	37,290	31,141	36,874	28,619

Condensed Consolidated Balance Sheets (Unaudited)
(In thousands)
	Sep 29,	Dec. 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$209	$200
Accounts receivable, net	2,644	2,816
Inventories, net	2,562	2,016
Other current assets	244	169
Total current assets	5,659	5,201

Property, net	115	91

Debt issue costs and other, net	231	264

Total assets	$6,005	$5,556

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$635	$440
Bank line of credit	3,964	3,906
Accrued liabilities	1,206	1,291
Current portions of long-term obligations	2,347	228
Total current liabilities	8,152	5,865

Long-term debt	3,357	5,506

Total stockholders’ deficit	(5,504)	(5,815)

Total liabilities and stockholders’ deficit	$6,005	$5,556